EXHIBIT 10.2
------------





DATED as of January 7, 2004





                       JONES LANG LASALLE LTD (1)


                   JONES LANG LASALLE INCORPORATED (2)



                                 - and -



                       CHRISTOPHER A. PEACOCK (3)









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                 WITHOUT PREJUDICE & SUBJECT TO CONTRACT
                          COMPROMISE AGREEMENT



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                            TABLE OF CONTENTS
                           ------------------



1.    TERMINATION DATE. . . . . . . . . . . . . . . . . . . . . . . . 1

2.    SALARY AND BENEFITS . . . . . . . . . . . . . . . . . . . . . . 3

3.    EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

4.    HOLIDAYS AND MONEY OWED TO COMPANY. . . . . . . . . . . . . . . 4

5.    SUMS OWED TO MR PEACOCK . . . . . . . . . . . . . . . . . . . . 4

6.    SHARE OPTIONS AND OTHER EQUITY GRANTS . . . . . . . . . . . . . 4

7.    PRIVATE MEDICAL INSURANCE . . . . . . . . . . . . . . . . . . . 4

8.    PERMANENT HEALTH INSURANCE. . . . . . . . . . . . . . . . . . . 4

9.    LIFE COVER. . . . . . . . . . . . . . . . . . . . . . . . . . . 4

10.   LAPTOP COMPUTER . . . . . . . . . . . . . . . . . . . . . . . . 5

11.   REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

12.   ASSISTANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . 5

13.   RETURN OF PROPERTY. . . . . . . . . . . . . . . . . . . . . . . 5

14.   STATEMENTS AND SECRECY, CONFIDENTIALITY,
      RESTRICTIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . 6

15.   LEGAL FEES. . . . . . . . . . . . . . . . . . . . . . . . . . . 7

16.   FULL AND FINAL SETTLEMENT . . . . . . . . . . . . . . . . . . . 8

17.   WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . 9

18.   REPAYMENT ON COMMENCEMENT OF LEGAL PROCEEDINGS. . . . . . . . .10

19.   OTHER ENGAGEMENTS . . . . . . . . . . . . . . . . . . . . . . .10

20.   RELIANCE ON WARRANTIES, ETC.. . . . . . . . . . . . . . . . . .11

21.   GOVERNING LAW AND JURISDICTION. . . . . . . . . . . . . . . . .11

22.   INTERPRETATION AND ENFORCEABILITY . . . . . . . . . . . . . . .11

SCHEDULE 1. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

SCHEDULE 2. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15

SCHEDULE 3. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

3     WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . .17

THIS AGREEMENT is made as of January 7, 2004


BETWEEN:


(1) JONES LANG LASALLE LTD, a company registered in England and Wales under number 1188567 and whose registered office is at 9 Queen Victoria Street, London EC4N 4YY ("the Company"); and

(2) JONES LANG LASALLE INCORPORATED, a company incorporated in Maryland, United States of America whose registered office is at 200 East Randolph Drive, Chicago, Illinois 60601 ("the US Company")

(3) CHRISTOPHER A. PEACOCK of Logmore Place, Logmore Lane, Westcott, NR, Dorking Surrey RH4 3JN ("Mr Peacock").


WHEREAS

(A) Mr Peacock is employed by the Company and formerly served as its Chief Executive Officer and President and a Director of the US Company;

(b) The Company and the US Company are entering into this Agreement without any admission of liability for themselves and as agents for all and any Associated Companies of either of them and are duly authorized to do so.



IT IS AGREED as follows:

TERMINATION OF EMPLOYMENT
-------------------------

1.    TERMINATION DATE

      1.1. Mr Peacock's employment with the Company and all other employments with the Company and any Associated Company will terminate on 9 April 2005 ("the Termination Date") following an extended notice period further to Mr Peacock's resignation. Mr Peacock's service agreement dated 9 March 1999 ("the Contract of Employment") has and shall have no further effect thereafter save in respect of those clauses expressed to apply or capable of applying following the Termination Date (including without limitation clauses 4(B), 7, 8, and Schedule (A) clauses 7(B),
           (8) and (15) (both as amended hereunder), and as provided in this Agreement.

      1.2. From the date of this agreement Mr Peacock will be on garden leave in accordance with Schedule (A) clauses (5) and (6) of the Contract of Employment ("the Garden Leave Period") until the Termination Date. It is agreed that the duties required of Mr Peacock under the Contract of Employment shall be varied such that during the Garden Leave Period Mr Peacock shall with effect from 7 January 2004 and until December 31, 2004 on request by the Company or the US Company:

           1.2.1. host and/or attend client relationship functions (i.e. shoots), for which Mr Peacock will be reimbursed all reasonable related costs;

           1.2.2.      assist in the transfer of his employment duties;

           1.2.3. provide transition support for key client relationships;



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           1.2.4.      consult with and provide advice generally to the
                       Global Executive Committee of the US Company; and

           1.2.5.      provide advice on business strategies.

           For the period of 1 January 2005 until 9 April 2005 Mr Peacock shall provide advice and assistance to the Company and the US Company on an ad hoc basis in relation to such matters within his experience and skills as the Company or the US Company may reasonably require from time to time.

      1.3. Other than when attending to the duties described at paragraph
           1.2 above during the Garden Leave Period Mr Peacock will perform only such duties, specific projects or tasks as are assigned to him expressly the Chairman of by the Company in his absolute discretion.

      1.4. Insofar as he has not already done so Mr Peacock shall on the request of the Company or any Associated Company resign from any directorships, trusteeships or other offices which he may hold in the Company or any Associated Company and undertake to execute all further documents as are necessary in order to give full effect to such resignations. During the Garden Leave Period, Mr Peacock shall cease to be an authorised signatory of the Company or any Associated Company and shall not hold a power of attorney for the Company. He shall not thereafter nor following the Termination Date hold himself out as having such directorships, trusteeships or other offices, nor as holding a power of attorney nor being such an authorised signatory.

      1.5. The Company and the US Company shall be entitled to make such announcements or statements to any regulatory authorities, third parties or employees, clients and professional contacts of the Company or any Associated Company concerning the termination of Mr Peacock's employment that are made in accordance with forms of communication, including but not limited to the announcement contained on Schedule 3, previously agreed between the parties, and any material deviation by the Company therefrom shall require the approval of Mr Peacock, such approval not to be unreasonably withheld or delayed; provided that the foregoing shall not apply to any such statements or announcements required pursuant to stock exchange listing requirements, regulatory filings or submissions, or any legal or regulatory process.

      1.6. During the Garden Leave Period Mr Peacock shall continue to be bound by the express and implied duties of his employment, including, without limitation, the duty of fidelity and good faith owed to the Company.

      1.7 For the avoidance of doubt, nothing in this agreement shall prevent the Company terminating the employment of Mr Peacock prior to the Termination Date if he is guilty of gross misconduct or is otherwise in material breach of the Contract of Employment or his common law duties, in which event the Company and the US Company shall be entitled to cease forthwith making payments to Mr Peacock and the provision of all benefits to Mr Peacock provided for in this Agreement shall cease but Mr Peacock shall remain bound by the waivers and releases at paragraph 16.1 and 16.2.










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2.    SALARY, BENEFITS AND ALLOWANCES

      2.1. Subject to paragraphs 1.7, 4 and 16.5 and Mr Peacock's continuing compliance with his Contract of Employment the Contract of Employment shall be varied by consent such that Mr Peacock will be paid a monthly salary at the agreed level of US$850,000 per annum. Mr Peacock will continue to receive the benefits due to him to the Termination Date subject to deductions for tax and National Insurance Contributions in the usual way. Except as otherwise provided for in this Agreement, all benefits extended to Mr Peacock and salary payments including, but not limited to, pension contributions will cease with effect from the Termination Date.

      2.2. The exchange rate to pounds sterling for any amounts designated in US dollars shall be the rate determined by the US Company for financial planning purposes, which for 2004 is 1.58 and which for 2005 shall be determined by the US Company in its sole discretion.

      2.3. Mr Peacock's Form P45 will be made up to the Termination Date and issued to Mr Peacock as soon as practicable after the Termination Date.

      2.4. Subject to paragraphs 1.7, 4 and 16.5 and Mr Peacock's continuing compliance with his Contract of Employment Mr Peacock will receive the following allowances, paid or reimbursed as they have been in the past, until the Termination
           Date:

           2.4.1. an annual car allowance of <pound sterling>12,500 until the Termination Date;

           2.4.2.      an annual phone allowance of <pound sterling>400;

           2.4.3. an annual accountant fee allowance of <pound sterling>2,000;

           2.4.4. reimbursement by the Company for those professional subscriptions and memberships to which he belonged at the date of this agreement; and

           2.4.5. subject to Inland Revenue limits the Company shall until the Termination Date continue to make contributions to the approved pension provider selected by Mr. Peacock in accordance with the Contract of Employment in the amount grossed-up to provide for a contribution of <pound sterling>15,000 net, provided always that he remains a member of any such approved pension scheme. A gross deduction of <pound sterling>12,714 will be made from Mr Peacock's monthly salary in March 2005 in respect of the adjustment required in paying the pension payment net of tax.

           Any amounts identified under this paragraph 2.4 as annual amounts shall be prorated to the extent of any partial year.

3.    EXPENSES

      Whilst the Company expects that these will be minimal, Mr Peacock will be reimbursed for all expenses reasonably incurred by him in the proper performance of his duties in the usual way up to the Termination Date, subject to the production of such receipts or other documentary evidence of expenditure as the Company may require to its satisfaction and provided that Mr Peacock has submitted such request for reimbursement to the Company within 28 days of the Termination Date.

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4.    HOLIDAYS AND MONEY OWED TO COMPANY

      Mr Peacock's holiday entitlement shall continue to accrue during the Garden Leave Period but he shall be deemed to take such holiday as and when it accrues (including any statutory entitlement to annual leave) and shall not be entitled to any payment in respect of holiday over and above his normal salary payments. The Company acknowledges that Mr Peacock has not taken holiday in excess of his pro-rata entitlement and there is no outstanding loan or advance of salary made or any other sums owed by Mr Peacock to the Company or any Associated Company and Mr Peacock acknowledges that the Company or any Associated Company does not owe him for any untaken holiday or for any outstanding loan or advance, as at the date of this agreement.

5.    SUMS OWED TO MR PEACOCK

      Mr Peacock hereby warrants that, except as set out in this Agreement, there are no sums owed to him or any arrangement under which a sum could become due by the Company or any Associated Company to Mr. Peacock including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Company nor any Associated Company nor the trustees of any such scheme is or shall be liable to make any payment or provide him with any shares or other benefits under any such scheme; provided however, that Mr. Peacock shall be entitled to that portion of his 2003 target bonus as shall be determined by the Compensation Committee of the Board of Directors of the US Company in its sole discretion, subject to deductions for tax and National Insurance Contributions in the usual way. The Company agrees to convert any such U.S. dollar denominated bonus into pounds Sterling at the Company's 2003 plan rate, which is 1.50.

6.    SHARE OPTIONS AND OTHER EQUITY GRANTS

      All outstanding equity awards previously granted to Mr. Peacock under the US Company's Amended and Restated Stock Award and Incentive Plan, including Options, Restricted Stock Units, Stock Ownership Program shares and awards under the Jones Lang LaSalle Amended and Restated Co-Investment Long Term Incentive Plan (collectively the "Equity Awards") shall continue to vest in accordance with the terms of their original grants until 31 December 2004, at which time all unvested Equity Awards shall fully vest, except for Option grants which shall continue to vest in accordance with their terms and which as of April 9, 2005 will be governed by the retirement provisions thereof; except to the extent terminated by the Company or the US Company for cause or as a result of a breach by Mr. Peacock of any warranty, representation, or covenant contained in this Agreement, in which case all unvested Equity Awards shall be forfeited.

7.    PRIVATE MEDICAL INSURANCE

      The Company will continue to provide Mr Peacock with his existing private medical insurance until the Termination Date subject to the terms of that scheme from time to time in force.

8.    PERMANENT HEALTH INSURANCE

      The Company will continue to provide Mr Peacock with his existing permanent health insurance until the Termination Date subject to the terms of that scheme from time to time in force.

9.    LIFE COVER

      The Company will continue to provide Mr Peacock with his existing life cover until the Termination Date subject to the terms of that scheme from time to time in force.



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10.   LAPTOP COMPUTER

      Notwithstanding paragraph 13, the Company will allow Mr Peacock to retain the laptop computer used by him until the Termination Date provided, however, that upon the request of the Company he will deliver the laptop computer to the Company or its representative or allow the Company or its representative access to the laptop computer for the purpose of deleting all property and information relating to the business or affairs of the Company or any Associated Company or any of its or their respective officers, employees, customers, clients, suppliers or agents. Mr Peacock warrants that he has not copied, downloaded or otherwise retained any of the above-mentioned property and information.

11.   REFERENCE

      The Company will further to any reasonable request by a prospective employer, employment agency or executive search agency addressed to Stuart L. Scott, Chairman of the Board, Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601, provide a positive written reference with respect to Mr Peacock's employment with the Company and will deal with any reasonable oral enquiries in a manner consistent therewith (subject in each case to such amendment as may be necessary to reflect any material information which may subsequently come to the attention of the Company and, subject in every case to the Company's overriding legal duties and obligations owed to prospective employers).

12.   ASSISTANCE

      Mr Peacock will during the Garden Leave Period and following the Termination Date at the request of the Company or the US Company promptly provide the Company and any Associated Company with such assistance as it may require in the conduct of legal proceedings or any regulatory or other inquiry or investigation in respect of which the Company, the US Company or its or their legal advisers believe Mr Peacock may be able to provide assistance during the term of this Agreement and thereafter on financial terms and conditions that reflect the obligations imposed on Mr Peacock by the situation. Mr Peacock's reasonable out-of-pocket expenses incurred in providing such assistance will be reimbursed by the Company or the US Company.

13.   RETURN OF PROPERTY

      13.1.Mr Peacock warrants that all books, documents, correspondence, computer disks and records, papers, materials, credit or charge and telephone cards and keys, including all copies thereof, and all other property of or relating to the business or affairs of the Company or any Associated Company or any of its or their respective officers, employees, shareholders, customers, suppliers or agents which is or has been in Mr Peacock's possession or control are and will remain in the possession of the Company as of the Termination Date and that none of the above are in his personal possession.

      13.2.Mr Peacock warrants that he has not, other than on the laptop referenced in paragraph 10 above, saved any information belonging to the Company or any Associated Company on any personal computer that he may have at home or elsewhere and has not retained any copies of any such information, in electronic or other format. Mr Peacock will on request notify the Company of any and all passwords used by Mr Peacock in relation to its computer system.







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


14.   STATEMENTS AND SECRECY, CONFIDENTIALITY, RESTRICTIVE COVENANTS

      14.1.In consideration of the extension of Mr Peacock's notice period hereunder and as part of his continuing duty of confidentiality to the Company Mr Peacock agrees that (save as required by any court of competent jurisdiction or any regulatory authority or to give effect to the terms of this Agreement or until such time as the US Company is required to disclose this Agreement pursuant to any regulatory authority or listing exchange requirements) Mr Peacock has not, directly or indirectly, disclosed or caused to be disclosed and will not, without the prior written consent of the Company, directly or indirectly disclose or cause to be disclosed the existence or terms of this Agreement to anyone (other than to Mr Peacock's legal advisers who require the information for the purposes of advising Mr Peacock in this matter or to his spouse who has undertaken to keep the matter confidential) nor directly or indirectly made or caused to be made or published or make or cause to be made or publish or cause to be published any statement about the circumstances leading up to the termination of Mr Peacock's employment with the Company or any Associated Company and his resignation as an employee and as a director/officer of the Company or any Associated Company save in the terms of the announcement at Schedule 3 which was released on 8 January 2004. Further, Mr Peacock agrees that he has not made or caused to be made or published and shall not make or cause to be made or publish or cause to be published any derogatory or disparaging comments about the Company, or any Associated Company, or any of its or their respective officers, employees, shareholders or agents.

      14.2.The Company agrees that (save as required by any court of competent jurisdiction or any regulatory authority or regulatory process or pursuant to any required filings with any regulatory authority or securities exchange or to give effect to the terms of this Agreement) the Company has not, directly or indirectly, disclosed or caused to be disclosed and will not, without the prior written consent of Mr Peacock, directly or indirectly disclose or cause to be disclosed the existence or terms of this Agreement to anyone (other than to its legal and financial advisers who require the information for the purposes of advising the Company) nor directly or indirectly made or caused to be made or published or make or cause to be made or publish or cause to be published any statement about the circumstances leading up to the termination of Mr Peacock's employment with the Company or any Associated Company and his resignation as an employee and as a director/officer of the Company or any Associated Company save in the terms of the announcement at Schedule 3 which was released on 8 January 2004 and in accordance with references provided for in paragraph 11.




















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      14.3.Mr Peacock acknowledges his continuing duty of confidentiality to the Company and its Associated Companies and agrees that he has not and will not at any time prior to or after the Termination Date (except with the prior written authority of the Company) used or use for his own purpose or for the benefit of any third party, or disclosed or disclose to any third party (and Mr Peacock shall use his reasonable endeavours to prevent the publication or disclosure of) any confidential information belonging to the Company or any Associated Company relating to the business, prospective business, business processes, finances, pricing models or lists of customers and suppliers or information relating to any response by the Company or any Associated Company to a request or proposal from any customer or prospective customer of the Company or any Associated Company which have come into his possession by virtue of his employment with the Company or his office, and any other information which the Company regards or could reasonably be expected to regard as confidential. This restriction shall not apply to any disclosure required of Mr Peacock by a court of competent jurisdiction or a regulatory authority relevant to Mr Peacock's employment with the Company or its termination.

      14.4.Without prejudice to paragraph 19, the parties acknowledge and agree that clauses 8(A) to (G) of Schedule A of the Contract of Employment shall be varied such that:

           14.4.1. the period of restriction referred to in each of clauses 8(B) to (E) of Schedule A of the Contract of Employment shall be extended such that they shall have effect until 9 April 2005; and

           14.4.2. Schedule A of the Contract of Employment shall be varied such that no payment shall be due by the Company further to clauses 8(i) to (iii) thereof in respect of those ongoing obligations and such amendment shall in no sense constitute a waiver of the Company's entitlement to the provisions of clauses 8(B) to (E) of Schedule A of the Contract of Employment (as amended hereunder).

           Acceptance by Mr Peacock of a non-executive director role, subsequent to receiving the prior written agreement of the Company in accordance with paragraph 19, shall not constitute a breach of this provision and the Company acknowledges and accepts Mr Peacock's acceptance to the appointment as a non-executive director of Slough Estates Plc.

15.   LEGAL FEES

      The Company will pay Mr Peacock's reasonable legal fees incurred in obtaining advice only in respect of the termination of his employment directly to his solicitors, Peacock & Co, in the sum of no more than
      <pound sterling>3,000 (plus VAT) ("the Legal Fees") within 28 days of receiving their invoice addressed to Mr Peacock but marked payable by the Company.















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16.   FULL AND FINAL SETTLEMENT

      16.1.Mr Peacock accepts the terms of this Agreement (which constitute an improvement of his contractual entitlements) in full and final settlement of all and any claims and rights of action whatsoever past and future (whether arising under common law, statute, tort, European Union law, United States law, the laws of any State within the United States or otherwise, whether in the United Kingdom or elsewhere in the world) and whether contemplated or not that he has or may have against the Company, the US Company, or any Associated Company, (including, but not limited to, any of its or their predecessors, successors or assigns) or any of its or their employees, officers, shareholders or agents arising directly or indirectly out of his employment by the Company or any Associated Company or the termination of such employment, any office held by him by virtue of his employment or the loss of any such office and any other matter whatsoever and he hereby irrevocably waives any such claims or rights of action and will refrain from instituting or continuing and will forthwith withdraw any legal proceedings or complaint before or to an employment tribunal. The Company and any Associated Company and Mr Peacock all acknowledge that there are or may be claims and rights which are not contemplated (whether on the facts known to the parties or on the law as it is known) at the date of this Agreement by the parties or either of them but that the waiver contained in this paragraph waives and releases any and all such claims and rights (except the New Claims referred to in paragraph 16.4 below).

      16.2.For the avoidance of doubt, paragraph 16.1 waives any claim in respect of personal or industrial injury or pension rights accrued prior the Termination Date. Mr Peacock warrants that he is not aware of any such claims or any circumstances which may give rise to such claims for personal injury or accrued pension rights.

      16.3.Mr Peacock has at least twenty-one (21) calendar days to consider the terms of this paragraph 16, although he may sign it sooner if he wishes. Furthermore, once Mr Peacock has signed this Agreement, he has seven (7) additional days to revoke his acceptance and may do so in writing to Mr Stuart Scott c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601. Provided, however, that no payments shall be due hereunder until the eighth day following Mr Peacock's execution of this Agreement, assuming that he has not revoked his consent prior to that date.

      16.4.The waiver and release at paragraphs 16.1 and 16.2 above do not include statutory claims referred to in paragraph 17.1 above or personal injury claims in each case arising out of entirely new acts or omissions which are currently unknown and not contemplated by the parties at the date of this Agreement and which occur between the date of this Agreement and the Termination Date ("the New Claims"), but for the avoidance of doubt the waivers and releases in paragraphs 16.1 and 16.2 do include all Claims (other than the New Claims, and claims for breach of this Agreement) relating to the future cessation of Mr Peacock's employment as provided for in this Agreement.

      16.5.Mr Peacock agrees to execute a further waiver and release of the New Claims in the terms of Schedule 4 within 7 days of the Termination Date. The final salary payment is conditional upon his executing and delivering to the Company such a waiver and release of the New Claims.





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17.   WARRANTIES

      Mr Peacock hereby warrants and undertakes that:

      17.1.before signing this Agreement he received independent legal advice from John Peacock of Peacock & Co ( "the Legal
           Adviser"), a qualified lawyer, as to its terms and effect, and in particular his ability to bring a statutory claim, including but not limited to any claim or complaint of:

           17.1.1.     unfair dismissal under the Employment Rights Act
                       1996;

           17.1.2.     a redundancy payment under the Employment Rights
                       Act 1996;

           17.1.3. unlawful deductions from wages under the Employment Rights Act 1996;

           17.1.4. unequal treatment contrary to the provisions of the Equal Pay Act 1970;

           17.1.5. race discrimination or victimisation under the Race Relations Act 1976;

           17.1.6. sex discrimination or victimisation under the Sex Discrimination Act 1975;

           17.1.7. disability discrimination or victimisation under the Disability Discrimination Act 1995;

           17.1.8.     breach of the Working Time Regulations 1998;

           17.1.9. breach of the Trade Union and Labour Relations (Consolidation) Act 1992;

           17.1.10.    breach of the National Minimum Wage Act 1998;

           17.1.11. breach of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

           17.1.12. breach of the Transnational Information and Consultation of Employees Regulations 1999;

           17.1.13.    breach of the Employment Equality (Sexual
                       Orientation) Regulations 2003;

           17.1.14. breach of the Employment Equality (Religion or Belief) Regulations 2003;

           17.1.15. Age Discrimination in Employment Act of 1964, as amended;

           17.1.16. the Americans with Disabilities Act of 1990, as amended;

           17.1.17.    the Family Medical Leave Act of 1993, as amended;

           17.1.18. any other claims related to his employment, or its termination that could be brought under English or US or US State law.

      17.2.to the extent that Mr Peacock has or may have any such complaints referred to in paragraph 17.1 above, these have been asserted by him or by his Legal Adviser on his behalf to the Company and the US Company prior to the date of this Agreement. This Agreement and the waiver and release in paragraphs 16.1 and 16.2 above expressly relate to each and every one of those complaints;

      17.3.except for those complaints asserted as indicated in paragraph
           17.2 above Mr Peacock has no other complaints or claims of any nature against the Company, the US Company or any Associated Company under the Employment Rights Act 1996, the Equal Pay Act 1970, the Race Relations Act 1976, the Sex Discrimination Act 1975, the Disability Discrimination Act 1995, the Trade Union and Labour Relations (Consolidation) Act 1992, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003 or otherwise;

      17.4.subject to the Company's due compliance with the material provisions of this Agreement, he has not and will not commence any legal or arbitration proceedings of any nature against the Company, the US Company or any Associated Company in any jurisdiction in relation to his employment with the Company, the US Company or any Associated Company, the termination of such employment, or otherwise, nor will he accept the benefit of any lawsuits or claims of any kind brought on his behalf against the Company, the US Company or any Associated Company;

      17.5.he has not knowingly committed any breach of duty (including fiduciary duty) owed to the Company, the US Company or any Associated Company. For the avoidance of doubt, this Agreement shall not have the effect of releasing Mr Peacock from any liability owed to the Company, the US Company or any Associated Company, whether as an officer or employee;

      17.6.he has not knowingly done or omitted to do any act which

           17.6.1. had the Company been aware of it, would have entitled the Company to dismiss him summarily without notice or compensation

           17.6.2. had it been done after the date of this Agreement would be in breach of this Agreement;

      17.7.he will procure that his Legal Adviser will sign the attached
           Solicitor's Certificate addressed to the Company at Schedule 2;
           and

      17.8.all conditions regulating compromise agreements contained in any and all the legislation referred to in paragraph 17.1 above have been satisfied.

18.   REPAYMENT ON COMMENCEMENT OF LEGAL PROCEEDINGS

      If Mr Peacock has commenced or in the future commences any legal or arbitration proceedings of any nature against the Company, the US Company or any Associated Company in breach of this Agreement save arising out of or to enforce the terms of this Agreement Mr Peacock shall forthwith pay to the Company or any Associated Company on demand a sum equivalent to such payments as he shall have received in respect of the Consultancy Agreement and the Legal Fees, which sum shall be recoverable by the Company or any Associated Company as a debt. Exercise of this provision shall be without prejudice to any other rights and remedies which the Company and any Associated Company may have against Mr Peacock.

19.   OTHER ENGAGEMENTS

      Subject to paragraph 14.4 and the prior written approvals of the Company and the US Company (such approvals not to be unreasonably withheld) Mr Peacock shall be free between 7 January 2004 and 9 April 2005 to provide services to any other person, firm or company but he may not enter into any other relationship of employment.

MISCELLANEOUS
-------------

20.   RELIANCE ON WARRANTIES, ETC.

      20.1.Mr Peacock accepts that the Company (for itself and on behalf of its Associated Companies) and the US Company are entering into this Agreement in reliance upon the warranties provided by him in this Agreement, including without limitation those provided in Sections 5, 10, 13, 14, 17 and 18.

      20.2.Any failure or delay of the Company or any Associated Company to insist upon or enforce any right, remedy or power conferred upon it by this Agreement shall not be construed as a waiver thereof.

21.   GOVERNING LAW AND JURISDICTION

      This Agreement is to be construed in accordance with the laws of England and Wales and is subject to the exclusive jurisdiction of the Courts of England and Wales save for paragraph 6 regarding Equity Awards and paragraphs 16.3, 17.1.15, 17.1.16, 17.1.17 and, as appropriate, 16.1 and 17.1.18 which shall be construed in accordance with laws of the State of Illinois USA and subject to the exclusive jurisdiction of the Courts of Illinois.

22.   INTERPRETATION AND ENFORCEABILITY

      22.1.In this Agreement:

           "Associated Company" means the US Company and any company or corporation which is a holding company for the time being of the Company or the US Company, or a subsidiary for the time being of the Company or the US Company or of any such holding company ("holding company" and "subsidiary" having the meanings set out in section 736, Companies Act 1985 as amended), or any company which is designated at any time an Associated Company by the directors of the board of the Company or any holding company, or any company controlling or under the common control of the Company or the US Company.

      22.2.References in this Agreement to the provisions of any statute or subordinate legislation shall be deemed to refer to the same as in force (including any amendment or re-enactment) from time to time.

      22.3.The terms of this Agreement including the documents set out in the schedules hereto contain the entire understanding between Mr Peacock and the Company and any Associated Company with respect to the Garden Leave Period and the termination of Mr Peacock's employment and supersede and abrogate all (if any) other agreements, arrangements or understandings in such respect which shall be deemed terminated by mutual consent.

      22.4.Any Associated Company or the president or chief financial officer or director of finance of the Company or the US Company may enforce and take the benefits accorded to the Company or the US Company or any Associated Company under the terms of this Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under that Act. The consent of any third party shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefit or benefits conferred on any third party.

      22.5.References in this Agreement to the masculine shall be deemed to include the feminine, and references to one shall be deemed to include the other.

      22.6.The headings in this Agreement are for ease of reference only and shall not affect interpretation.

      22.7.Upon signature by both parties and by the Legal Adviser of the Agreement and Schedules 1 and 2 respectively, this Agreement shall cease to be without prejudice and subject to contract and shall become binding upon the parties.








                         SIGNATURES ON NEXT PAGE

Signed:    CHRISTOPHER A. PEACOCK


Date:
           ------------------------------



Signed:
           ------------------------------



For and on behalf of the Company and the Associated Companies






Date:
           ------------------------------

                               SCHEDULE 1

                  Draft Letter resigning Directorships







                                        [ Date of Agreement ]




Dear Stuart,


Effective as of January 7, 2004, I hereby resign as President and CEO and all of my positions as a director and/or officer of Jones Lang LaSalle Ltd., Jones Lang LaSalle Incorporated and any and all of their subsidiaries and/or affiliates. I also hereby give notice of the termination of my employment/

I confirm that I have no claim for compensation arising from such offices or their termination.


Yours faithfully





Christopher A. Peacock

                               SCHEDULE 2

                         Solicitor's Certificate





I, John Peacock of Peacock & Co ("the Legal Adviser"), hereby confirm as follows:

1. I am a Solicitor of the Supreme Court of England and Wales holding a current practising certificate.

2. I have advised Christopher Peacock of the terms and effect of the agreement between him and the Company ("the Agreement") to which this certificate forms Schedule 2 and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal following its signing.

3.    I am an independent adviser (as defined at section 203, Employment
      Rights Act 1996).   I am not acting (and have not acted) in relation
      to this matter for the Company or any Associated Company (as defined in the Agreement).

4. There is in force and was in force when I gave the advice referred to above, cover under a contract of insurance, or an indemnity provided for members of a profession or professional bodies relating to the risk of a claim by Christopher Peacock in respect of loss arising from such advice.




SIGNED:
      ------------------------------



REFERENCE:



DATED:                       2004

                               SCHEDULE 3

                              Announcement



CHRIS PEACOCK RESIGNS AS CEO OF JONES LANG LASALLE


Stuart Scott will assume interim CEO role until a successor is named




CHICAGO, LONDON and SINGAPORE, January 8, 2004 - The Board of Directors of Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it has accepted with regret the resignation of Christopher A. Peacock as President and Chief Executive Officer. At Mr. Peacock's request, his employment resignation takes effect immediately, and he has also retired from the Board of Directors at this time. Stuart L. Scott, Chairman of the Board of Jones Lang LaSalle, will assume the role of interim Chief Executive Officer until a permanent replacement is named. Mr. Peacock's resignation is based on his personal decision to spend more time with his family. Although total year results are not yet complete, the firm is making no adjustment to its 2003 earnings guidance.

While the Board undertakes a global internal and external search to select a new CEO, members of the firm's Global Executive Committee will report directly to Mr. Scott and support him in his interim role. The Global Executive Committee includes Peter Barge, Robert Orr and Peter Roberts, who are the company's regional CEOs for Asia Pacific, Europe and the Americas, respectively; Lynn Thurber, CEO of LaSalle Investment Management; and Lauralee Martin, the company's Chief Financial Officer.

"On behalf of the Board of Directors, I would like to sincerely thank Chris for his more than 30 years of committed service to the firm," said Mr. Scott. "His dedication to superior client service has played a significant role in establishing Jones Lang LaSalle as the leader in delivering comprehensive real estate services across the globe. I am pleased that Chris will serve the company on a consultative basis for the immediate future."

Mr. Scott continued, "We are beginning our search for a new CEO immediately and, while we expect to move quickly, we will take whatever time is required to select the best person to lead our company. I want to emphasize that, during this time, we will not be distracted from our commitment to the highest standards of client service, and to our employees and shareholders."

Mr. Scott served as Chairman and CEO of Jones Lang LaSalle from 1999 to
2002.   He was CEO of LaSalle Partners from 1990 until the merger with
Jones Lang Wootton in 1999. Mr. Peacock held the position of Chief Operating Officer of the firm from 1999 until January 2002, when he was named CEO. Previously, he was the International CEO of Jones Lang Wootton.

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately 735 million square feet (68 million square meters) under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with approximately $21 billion of assets under management. For more information, visit www.joneslanglasalle.com.

                               SCHEDULE 4

                      Further Compromise Agreement

Further to the terms of the agreement dated [                             ]
between Jones Lang LaSalle Limited ("the Company"), Jones Lang LaSalle Incorporated ("the US Company") and Christopher A Peacock ("Mr Peacock"), Mr Peacock has agreed to enter into this further Compromise Agreement as follows:-

1. In consideration of and subject to receipt of his final salary payment Mr Peacock waives and releases all and any claims and rights of action whatsoever past and future (whether arising under common law, statute, tort, European Union law, United States law, the laws of any State within the United States or otherwise, whether in the United Kingdom or elsewhere in the world) and whether contemplated or not that he has or may have against the Company, the US Company, or any Associated Company, (including, but not limited to, any of its or their predecessors, successors or assigns) or any of its or their employees, officers, shareholders or agents arising directly or indirectly out of his employment by the Company or any Associated Company during the Garden Leave Period or the termination of such employment, any office held by him by virtue of his employment or the loss of any such office and any other matter whatsoever and he hereby irrevocably waives any such claims or rights of action and will refrain from instituting or continuing and will forthwith withdraw any legal proceedings or complaint before or to an employment tribunal. The Company and any Associated Company and Mr Peacock all acknowledge that there are or may be claims and rights which are not contemplated (whether on the facts known to the parties or on the law as it is known) at the date of this Agreement by the parties or either of them but that the waiver contained in this paragraph waives and releases any and all such claims and rights.

2. For the avoidance of doubt, paragraph 1 waives any claim in respect of personal or industrial injury or pension rights. Mr Peacock warrants that he is not aware of any such claims or any circumstances which may give rise to such claims for personal injury or accrued pension rights.

      2.1 Mr Peacock has at least twenty-one (21) calendar days to consider the terms of this further Compromise Agreement although he may sign it sooner if he wishes. Furthermore, once Mr Peacock has signed this further Compromise Agreement, he has seven (7) additional days to revoke his acceptance and may do so in writing to Mr Stuart Scott c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601. Provided, however, that no payments shall be due hereunder until the eighth day following Mr Peacock's execution of this Agreement, assuming that he has not revoked his consent prior to that date.

3     WARRANTIES

      Mr Peacock hereby warrants and undertakes that:

      3.1 before signing this further Compromise Agreement he received independent legal advice from John Peacock of Peacock & Co ( "the Legal Adviser"), a qualified lawyer, as to its terms and effect, and in particular his ability to bring a statutory claim, including but not limited to any claim or complaint of:

           3.1.1  unfair dismissal under the Employment Rights Act 1996;

           3.1.2  a redundancy payment under the Employment Rights Act
                  1996;

           3.1.3 unlawful deductions from wages under the Employment Rights Act 1996;

           3.1.4 unequal treatment contrary to the provisions of the Equal Pay Act 1970;

           3.1.5 race discrimination or victimisation under the Race Relations Act 1976;

           3.1.6 sex discrimination or victimisation under the Sex Discrimination Act 1975;

           3.1.7 disability discrimination or victimisation under the Disability Discrimination Act 1995;

           3.1.8  breach of the Working Time Regulations 1998;

           3.1.9  breach of the Trade Union and Labour Relations
                  (Consolidation) Act 1992;

           3.1.10 breach of the National Minimum Wage Act 1998;

           3.1.11 breach of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

           3.1.12 breach of the Transnational Information and Consultation of Employees Regulations 1999;

           3.1.13 breach of the Employment Equality (Sexual Orientation) Regulations 2003;

           3.1.14 breach of the Employment Equality (Religion or Belief) Regulations 2003;

           3.1.15 Age Discrimination in Employment Act of 1964, as amended;

           3.1.16 the Americans with Disabilities Act of 1990,as amended;

           3.1.17 the Family Medical Leave Act of 1993, as amended;

           3.1.18 any other claims related to his employment, or its termination that could be brought under English or US or US State law;

      3.2 to the extent that Mr Peacock has or may have any such complaints referred to in paragraph 3.1 above, these have been asserted by him or by his Legal Adviser on his behalf to the Company and the US Company prior to the date of this Agreement. This further Compromise Agreement and the waiver and release in paragraphs 1 and 2 above expressly relate to each and every one of those complaints;

      3.3  except for those complaints asserted as indicated in paragraph
           3.2 above Mr Peacock has no other complaints or claims of any nature against the Company, the US Company or any Associated Company under the Employment Rights Act 1996, the Equal Pay Act 1970, the Race Relations Act 1976, the Sex Discrimination Act 1975, the Disability Discrimination Act 1995, the Trade Union and Labour Relations (Consolidation) Act 1992, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003 or otherwise;

      3.4 he has not and will not commence any legal or arbitration proceedings of any nature against the Company, the US Company or any Associated Company in any jurisdiction in relation to his employment with the Company, the US Company or any Associated Company, the termination of such employment, or otherwise, nor will he accept the benefit of any lawsuits or claims of any kind brought on his behalf against the Company, the US Company or any Associated Company;

      3.5 he has not knowingly committed any breach of duty (including fiduciary duty) owed to the Company, the US Company or any Associated Company. For the avoidance of doubt, this further Compromise Agreement shall not have the effect of releasing Mr Peacock from any liability owed to the Company, the US Company or any Associated Company, whether as an officer or employee;

      3.6  he has not knowingly done or omitted to do any act which

           3.6.1 had the Company been aware of it, would have entitled the Company to dismiss him summarily without notice or compensation

           3.6.2 had it been done after the Termination Date would be in breach of this further Compromise Agreement;

      3.7 he will procure that his Legal Adviser will sign a further Solicitor's Certificate addressed to the Company in the form set out at Schedule 2 of the agreement between Jones Lang
           LaSalle Limited, Jones Lang LaSalle Incorporated dated [     ]
           but referring to this further Compromise Agreement; and

      3.8 all conditions regulating compromise agreements contained in any and all the legislation referred to in paragraph 3.1 above have been satisfied.